Filed Pursuant to Rule 433

Registration No. 333-134553

15YR NC 3MO Lehman Range Note

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term.  Alternatively, Lehman Brothers Inc. or any other dealer participating in the offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative, such other dealer or 1-888-603-5847.

Issuer:	Lehman Brothers Holdings Inc.
Ratings:	Moody’s A1/ S&P A+/ Fitch A+
Issue Size:	$5,000,000
CUSIP:	52517PW80
Trade Date	March 27, 2007
Issue Date:	April 20, 2007
Maturity Date:	April 20, 2022, subject to Issuer’s Call Option
Issue Price:	100.0%
Redemption Price:	100.0%
Coupon:	From and including the Issue Date to but excluding April 20, 2012:
7.00% x Interest Accrual Factor
From and including April 20, 2012 to but excluding April 20, 2017:
7.50% x Interest Accrual Factor
From and including April 20, 2017 to but excluding the Maturity Date:
12.00% x Interest Accrual Factor
Day Count Basis / Business Day Convention:	30/360, modified following, unadjusted

Interest Period:

Quarterly from and including each Interest Payment Date (or the Issue Date, in the case of the first Interest Period) to but excluding the next succeeding Interest Payment Date (or the Maturity Date, in the case of the final Interest Period)

Interest Payment Dates:	Quarterly on the 20th of each January, April, July and October, commencing July 20, 2007, subject to Issuer’s Call Option
Interest Accrual Factor:

For any Interest Period, the number of calendar days during that Interest Period in respect of which 6m USD LIBOR REF is greater than or equal to the Lower LIBOR Barrier and less than or equal to the Upper LIBOR Barrier, divided by the total number of calendar days in such Interest Period.

Lower LIBOR Barrier:	0.00%
Upper LIBOR Barrier:	7.75%
6m USD LIBORREF:

For any day within an Interest Period, the rate for deposits in U.S. Dollars for a period of 6 months which appears on Reuters Page LIBOR01 as of 11:00 a.m. London time on such day (or if such day is not a London business day, on the immediately preceding London business day), subject to the Rate Cut Off.

Rate Cut Off:	6m USD LIBOR REF for any days within an Interest Period from and including the fifth Business Day prior to an Interest Payment Date will remain in effect until that Interest Payment Date.
Business Days:	New York and London
Issuer’s Call Option:

Lehman Brothers Holdings Inc. has the right to call the Notes in whole or in part at the Redemption Price on every Interest Payment Date commencing on or after July 20, 2007, with 5 Business Days notice.

Denominations:	$1,000 / $1,000
Calculation Agent:	Lehman Brothers Special Financing Inc.
Underwriter:	Lehman Brothers Inc.

U.S. Federal Income Tax Treatment:

Lehman Brothers Holdings Inc. intends to treat the notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the prospectus supplement dated May 30, 2006 for the Issuer’s Medium Term Notes, Series I.

Historical Levels of 6-Month LIBOR

The following table, showing the historical level of 6-Month USD LIBOR in effect on the Trade Date and for the hypothetical Interest Payment Dates listed below, the Coupon payable on any Interest Payment Date for the Notes, however, will be determined based on 6-Month USD LIBOR in effect on each day during the related Interest Period.  The historical experience of 6-Month LIBOR should not be taken as an indication of the future performance of 6-Month LIBOR during the term of the Notes. Fluctuations in the level of 6-Month LIBOR make the Notes’ effective interest rate difficult to predict and can result in effective interest rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Hypothetical Interest Payment Date	6 month USD LIBOR (%)
3/27/2007	5.33
1/20/2007	5.39
10/20/2006	5.41
7/20/2006	5.59
4/20/2006	5.21
1/20/2006	4.74
10/20/2005	4.37
7/20/2005	3.86
4/20/2005	3.34
1/20/2005	2.92
10/20/2004	2.22
7/20/2004	1.87
4/20/2004	1.28
1/20/2004	1.18
10/20/2003	1.25
7/21/2003	1.12
4/21/2003	1.32
1/21/2003	1.37
10/21/2002	1.82
7/22/2002	1.89
4/22/2002	2.16
1/22/2002	1.92
10/22/2001	2.32
7/20/2001	3.73
4/20/2001	4.34
1/22/2001	5.43
10/20/2000	6.70
7/20/2000	6.94
4/20/2000	6.52
1/20/2000	6.22

10/20/1999	6.13
7/20/1999	5.60
4/20/1999	5.05
1/20/1999	5.00
10/20/1998	4.94
7/20/1998	5.75
4/20/1998	5.72
1/20/1998	5.63
10/20/1997	5.91
7/21/1997	5.84
4/21/1997	6.00
1/20/1997	5.69
10/21/1996	5.63
7/22/1996	5.84
4/22/1996	5.56
1/22/1996	5.38
10/20/1995	5.88
7/20/1995	5.94
4/20/1995	6.38
1/20/1995	6.75
10/20/1994	5.88
7/20/1994	5.19
4/20/1994	4.63
1/20/1994	3.44
10/20/1993	3.38
7/20/1993	3.50
4/20/1993	3.31
1/20/1993	3.44
10/20/1992	3.69
7/20/1992	3.56
4/20/1992	4.31
1/20/1992	4.25